Exhibit 23.1
Consent of
Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2009 Equity Incentive Plan, as amended, of Telenav, Inc. of our reports dated August 22, 2014, with respect to the consolidated financial statements and schedules of Telenav, Inc. and the effectiveness of internal control over financial reporting of Telenav, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
August 22, 2014